Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in OneMain Holdings, Inc.’s Registration Statements on Form S-3 (No. 333-200408) and Form S-8 (No. 333-191740) of our report dated February 29, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in accounting principle for the derecognition of loans from purchase credit impaired loan pools, which is as of August 26, 2016, relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Exhibit 99.1 to OneMain Holdings, Inc.’s Current Report on Form 8-K dated August 26, 2016.

/s/ PricewaterhouseCoopers LLP
Chicago, IL
August 26, 2016